EXHIBIT 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: New Concept Energy Inc. Investor Relations Gene Bertcher, (800) 400-6407 info@newconceptenergy.com

New Concept Energy, Inc. Reports First Quarter 2024 Results

Dallas (May 9, 2024) – New Concept Energy, Inc. (NYSE American: GBR), (the “Company” or “NCE”) a Dallas-based company, today reported Results of Operations for the first quarter ended March 31, 2024.

During the three months ended March 31, 2024, the Company reported net income applicable to common shares of $2,000, compared to net income of $17,000 for the three months ended March 31, 2023.

For the three months ended March 31,2024 the Company had revenue of $36,000 including $25,000 for rental income and $11,000 in management fees. Revenue for the three months ended March 31,2023 was $45,000.

For the three months ended March 31, 2024, corporate general & administrative expenses were $78,000 as compared to $68,000 for the comparable periods in 2023.

For the three months ended March 31, 2024 and 2023 interest income was $57,000 and $52,000.

About New Concept Energy, Inc.

New Concept Energy, Inc. is a Dallas-based company which owns real estate in West Virginia and provides management services for a third party oil and gas company. For more information, visit the Company’s website at www.newconceptenergy.com.

Contact: New Concept Energy, Inc.

Gene Bertcher, (800) 400-6407

info@newconceptenergy.com

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	March 31, 2024	December 31, 2023
Assets	(Unaudited)	(Audited)

Current assets
Cash and cash equivalents	$395	$447
Other current assets	61	12
Total current assets	456	459

Property and equipment, net of depreciation
Land, buildings and equipment	626	629

Note Receivable - Related Party	3,542	3,542

Total assets	$4,624	$4,630

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS - CONTINUED

(dollars in thousands, except par value amount)

	March 31, 2024	December 31, 2023
	(Unaudited)	(Audited)
Liabilities and stockholders' equity

Current liabilities
Accounts payable - (including $8 due to related parties in 2024 and 2023)	$25	$36
Accrued expenses	42	39
Total current liabilities	67	75

Stockholders' equity
Preferred stock, Series B, $10 par value; authorized 100,000 shares, 1 issued and outstanding at March 31, 2024 and December 31, 2023	1	1
Common stock, $.01 par value; authorized, 100,000,000 shares; issued and outstanding, 5,131,934 shares at March 31, 2024 and December 31, 2023	51	51
Additional paid-in capital	63,579	63,579
Accumulated deficit	(59,074)	(59,076)

Total shareholders' equity	4,557	4,555

Total liabilities & equity	$4,624	$4,630

NEW CONCEPT ENERGY, INC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(amounts in thousands, except per share data)

	For the Three Months ended March 31,
	2024	2023
Revenue
Rent	$25	$25
Management fees	11	20
Total Revenues	36	45

Operating Expenses
Operating expenses	13	12
Corporate general and administrative	78	68
Total Operating Expenses	91	80
Operating loss	(55)	(35)

Other Income
Interest income from related parties	57	52
Total Other Income	57	52

Net Income applicable to common shares	$2	$17

Net income per common share-basic and diluted	$0.01	$0.01

Weighted average common and equivalent shares outstanding - basic and diluted	5,132	5,132